SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2010

RETROSPETTIVA, INC.
(Exact name of registrant as specified in its charter)

California	333-29295	95-4298051
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1251 Point View Street Los Angeles, CA 90035
(Address of principal executive offices) (Zip Code)

(213) 623-9216 Registrant’s telephone number, including area code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On July 22, 2010, the Registrant entered into an Agreement and Plan of Merger by and among NewGen BioPharma Corporation (“NewGen”), Retrospettiva, Inc. (“Retro”) And Retrospettiva Acquisitions, Inc. (“RAI”).  Under the terms of the Agreement, NewGen will merge with and into RAI, which is a wholly-owned subsidiary of Retro.  Following the merger, the completion of which is subject to a number of contractual closing conditions, NewGen will be a wholly-owned subsidiary of Retro.

NewGen is a start-up, early stage biopharmaceutical company that plans to develop and market therapeutic products that will generally be reformulations of existing active pharmaceutical ingredients.  NewGen has no significant assets or liabilities at this time and currently is negotiating with a third party to acquire the technology platform that will form the foundation of its proposed business operations.  There is no assurance that NewGen will be able to complete the acquisition of these technology assets.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

On July 22, 2010, the Registrant elected two additional directors to its Board of Directors:

(1)           Jovan Keeman has been employed for over five years by New World Apparel, Inc., a privately-held apparel manufacturer.  He is the brother-in-law of Boro Vukadinovic, our Chief Executive Officer and a director;

(2)           Gary A. Agron has been engaged in the private practice of law in Denver, Colorado since 1969.  He earned a JD degree from the University of Colorado School of Law.

Item 9.01  Exhibits

(d)           Exhibits

10.1	Agreement And Plan Of Merger By And Among NewGen BioPharma Corporation, Retrospettiva, Inc. And Retrospettiva Acquisitions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 27, 2010	RETROSPETTIVA, INC.
By: /s/ Boro Vukadinovic Boro Vukadinovic Chief Executive Officer